UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2015

ALERE INC.

(Exact name of registrant as specified in charter)

Delaware	1-16789	04-3565120
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453

(Address of Principal Executive Offices) (Zip Code)

(781) 647-3900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2015, David Teitel, the Company’s Senior Vice President of Finance and a named executive officer, resigned from his employment with Alere Inc. (the “Company”). In connection with his resignation, Mr. Teitel and the Company entered into a Severance Agreement and Release (the “Severance Agreement”). Pursuant to the terms of the Severance Agreement, Mr. Teitel will be entitled to receive the following benefits: (a) a lump-sum cash payment equal to twelve (12) months of base salary ($430,000 in the aggregate); (b) continued eligibility to participate in the Company’s health and dental insurance plans for thirty (30) days following September 30, 2015 at the Company’s expense, (c) acceleration of the vesting of 10,000 restricted stock units; (d) 75% of Mr. Teitel’s target 2015 short-term incentive plan payment (such pro-ration reflects Mr. Teitel’s employment for 75% of calendar 2015), which amount would equal approximately $145,000 if the applicable targets are achieved and would be paid in a lump-sum in 2016; and (e) outplacement services. In addition, Mr. Teitel provided a release of claims against the Company under the Severance Agreement.

The Severance Agreement also includes certain commitments by Mr. Teitel, including non-disclosure, non-competition and non-disparagement covenants. The non-competition and non-solicitation covenants will be in effect for one year (and the non-disclosure obligation continues indefinitely). The foregoing description of the Severance Agreement is qualified in its entirety by reference to the full text of the Severance Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 5.02 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Severance Agreement and Release between Alere Inc. and David Teitel, dated September 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALERE INC.

Date: October 6, 2015	By:	/s/ Douglas Barry
Douglas Barry
Associate General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Severance Agreement and Release between Alere Inc. and David Teitel, dated September 30, 2015.